SCHEDULE A

Amended as of September 4, 2019

to the

INVESTMENT ADVISORY AGREEMENT

dated February 26, 2015 between
THE ADVISORS’ INNER CIRCLE FUND III
and
KNIGHTS OF COLUMBUS ASSET ADVISORS LLC

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of each Fund in accordance the following fee schedule:

Fund	Rate
Catholic Investor Core Bond Fund	0.40%
Catholic Investor Limited Duration Fund	0.40%
Catholic Investor Large Cap Growth Fund	0.60%
Catholic Investor Large Cap Value Fund	0.60%
Catholic Investor Small Cap Fund	0.725%
Catholic Investor International Equity Fund	0.90%
Catholic Investor Long/Short Equity Fund	1.25%
Catholic Investor U.S. All Cap Index Fund	0.20%
Catholic Investor Global Real Estate Fund	0.85%

ACKNOWLEDGED AND ACCEPTED BY:

THE ADVISORS’ INNER CIRCLE FUND III

/s/ Michael Beattie
Name: Michael Beattie
Title: President

KNIGHTS OF COLUMBUS ASSET ADVISORS LLC

/s/ Anthony Minopoli
Name:
Title:

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